UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2006

American Media Operations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11112	59-2094424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 American Media Way Boca Raton, Florida	33464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 997-7733

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities; Item 2.02. Results of Operations and Financial Condition.

On April 4, 2006, the board of directors of American Media Operations, Inc. (the “Company”) committed to a plan (the “Plan”) to restructure certain of its operations.

The Plan was adopted to improve the Company’s profitability and future net cash flows, and includes actions that the Company has taken and intends to take, including: discontinuing the publication of Celebrity Living Weekly, MPH and Shape En Espanol, the relocation of the operations associated with the National Enquirer from New York City, New York to Boca Raton, Florida, centralizing certain operations, and reducing certain other operating, general and administrative expenses. The combined operating losses from the discontinued publications amounted to approximately $9.2 million for the twelve months ended December 31, 2005. As part of the Plan, we expect to reduce our workforce by approximately 9%. Annual future net cash flows are projected to improve by approximately $19 million as a result of the actions taken under the Plan.

The Company intends to record a restructuring charge related to the Plan in the fiscal quarters ending June 30, 2006 and September 30, 2006. Although the Company currently expects that all charges under the Plan will be recognized in its fiscal year ending March 31, 2007, some charges may be recognized in future periods if the related expenses are incurred during those periods.

At this time, the Company is not aware of any goodwill or other asset impairment charges related to the Plan; however, the Company will be conducting normal asset impairment analysis to determine if any such impairment exists. The Company intends to redeploy rack pockets from the discontinued publications to certain of its other publications. The Company also intends to sell certain rack pockets to other publishing clients serviced by its wholly-owned subsidiary, Distribution Services, Inc. To the extent the Company is unable to successfully redeploy or sell rack pockets available from the discontinued publications, the Company could incur a non-cash write off of up to $2.5 million.

The Company believes it will incur the following types of costs associated with the Plan: (i) employee severance costs, currently estimated to be approximately $2.0 million in the aggregate; and (ii) contract termination costs, including early termination of real estate leases, and costs of relocation of certain operations, currently estimated to be approximately $1.6 million in the aggregate. The Company also plans to spend approximately $0.5 million for the construction of a new data center, as part of its consolidation efforts.

The Company currently estimates that restructuring charges in connection with the Plan for the fiscal quarters ending June 30, 2006 and September 30, 2006 will be approximately $2.2 million and $1.4 million, respectively, which as noted above, do not include any amounts for a charge for impairment to goodwill or other assets.

The Company currently estimates that the total amount of the above restructuring charges and the construction of a new data center will result in future cash expenditures of approximately $4.1 million, the majority of which will be paid in its fiscal year ending March 31, 2007. Implementation of the Plan is expected to be completed by the end of the fiscal quarter ended September 30, 2006.

The Company will continue to publish its remaining 16 titles, as well as its Mini-Mags, Digests and Books series. The Company’s eleven consumer magazines include: Star, Shape, Natural Health, Fit Pregnancy, Muscle & Fitness Hers, Men’s Fitness, Muscle & Fitness, Flex, Country Weekly, Mira! and Looking Good Now. The Company’s five tabloid publications include: National Enquirer, Globe, Examiner, Sun, and Weekly World News.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations and are not guarantees of future performance. Further, the forward-looking statements are subject to the limitations listed in the Company’s other reports filed with the Securities and Exchange Commission, including that actual events or results may differ materially from those in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDIA OPERATIONS, INC.
(Registrant)

Date: April 4, 2006	By:	/s/ Carlos A. Abaunza
	Name:	Carlos A. Abaunza
	Title:	Senior Vice President/Chief Financial Officer